Exhibit 21.1

           List of subsidiaries for View Systems, Inc.

(1)   RealView Systems, Inc.
      Colorado corporation

(2)   Xyros Systems, Inc., f/k/a Xyros Video, Inc.
      Maryland corporation

(3)   Eastern Tech Manufacturing Corp.
      Maryland corporation

(4)   Milestone Technology, Inc.
      Idaho corporation